Exhibit 10.23

Form of Employee Performance Share Agreement

[Recipient’s Name]

PERFORMANCE SHARE AGREEMENT

THIS AGREEMENT, made in Fairlawn, Ohio as of                          ,         , by and between OMNOVA Solutions Inc., an Ohio corporation (the “Company”) and the undersigned employee of the Company (“Employee”);

WHEREAS, the Company maintains the OMNOVA Solutions Amended and Restated 1999 Equity and Performance Incentive Plan (the “Plan”), which is incorporated into and forms a part of this Agreement, and the Employee has been selected by the Compensation and Corporation Governance Committee of the Company’s Board of Directors (the “Committee”), which Committee is charged with administering the Plan, to receive a Performance Share Award under the Plan;

NOW, THEREFORE, IT IS AGREED, by and between the Company and the Employee, as follows:

1. Definitions. The following terms used in this Agreement shall have the meanings set forth in this paragraph 1:

(a)	The “Employee” is .

(b)	The “Grant Date” is , .

(c)	The number of “Performance Shares” shall be up to a maximum of shares. “Performance Share” means a bookkeeping entry that records the equivalent of one Common Share awarded pursuant to this Agreement and the Plan. The “Performance Period” is the period beginning on , , and ending on , .

Any defined term used in this Agreement but not otherwise defined herein shall have the meaning given such term in the Plan.

2. Award. Subject to the terms of this Agreement and the Plan, the Employee is hereby granted the number of Performance Shares as set forth in paragraph 1.

3. Settlement of Awards. The Company shall deliver to the Employee one share of OMNOVA Solutions Common Stock, par value $.10 per share (“Common Share”) (or cash equal to the Market Value per Share, as defined in the Plan) for each Performance Share earned by the Employee, as determined in accordance with the provisions of Exhibit 1, which is attached to and forms a part of this Agreement. The earned Performance Shares payable to the Employee in accordance with the provisions of this paragraph 3 shall be paid solely in Common Shares, solely in cash based on the trailing 200-day average closing price per share of OMNOVA Common Stock on the New York Stock Exchange (determined as of the first business day next following the last day of the Performance Period), or in a combination of the two, as determined by the Committee in its sole discretion, except that cash shall be distributed in lieu of any fractional Common Shares.

4. Time of Payment. Except as otherwise provided in this Agreement, payment of Performance Shares earned in accordance with the provisions of paragraph 3 will be delivered as soon as practicable after the end of the Performance Period; provided, however, that prior to payment, the Committee must certify the Performance Goals set forth in Exhibit 1 that have been achieved.

5. Retirement, Disability, or Death during Performance Period. If the Employee’s employment with the Company and Subsidiaries terminates during the Performance Period because of the Employee’s retirement, disability, or death, the Employee shall be entitled to a prorated value of the Performance Shares earned in accordance with Exhibit 1, determined at the end of the Performance Period, and based on the ratio of the number of months the Employee is employed during the Performance Period to the total number of months in the Performance Period. For purposes of this Agreement, “retirement” of the Employee shall mean termination of Employee’s employment for any reason (other than for cause) at or after (a) attainment of age 65 or (b) attainment of age 55 and completion of 10 years of service; and “disability” shall mean a permanent and total disability, physical or mental, as defined in the OMNOVA Solutions Long Term Disability program and as determined by the Committee.

6. Termination of Employment during Performance Period. If the Employee’s employment with the Company and the Subsidiaries terminates during the Performance Period for any reason other than the Employee’s retirement, disability, or death, the Performance Shares granted under this Agreement will be forfeited on the date of such termination of employment; provided, however, that in such circumstances, the Committee, in its discretion, may determine that the Employee will be entitled to receive a pro rata or other portion of the Performance Shares.

7. Change In Control. (a) If the Employee’s employment with the Company or a Subsidiary is terminated within three years following a Change in Control either involuntarily (other than for death, disability, retirement or cause) or voluntarily pursuant to Section 3(b) of a Severance Agreement between the Employee and the Company, the Employee shall be entitled to immediate payment of (a) any Performance Shares due to him at the time of his termination for any Performance Period already completed, and (b) a prorated number of Performance Shares for each Performance Period which has not been completed at the time of his termination, calculated using the “target” attainment of Performance Goals for that portion of any Performance Period not completed and prorated based on the ratio of the number of months the Employee is employed during the Performance Period through the date of his termination. Notwithstanding the provisions of paragraph 3, the value of Performance Shares earned in accordance with the foregoing provisions of this paragraph 7 shall be delivered to the Employee in a lump sum cash payment as soon as practicable following his termination, with the value of a Performance Share equal to the Market Value per Share as of the Employee’s termination date.

(b)	For purposes of this Agreement, “Change in Control” shall mean the occurrence during the term of this Agreement of any of the following events, subject to the provisions of Section (7)(b)(vi) hereof:

(i)	All or substantially all of the assets of the Company are sold or transferred to another corporation or entity, or the Company is merged, consolidated or reorganized into or with another corporation or entity, with the result that upon conclusion of the transaction less than 51% of the outstanding securities entitled to vote generally in the election of directors or other capital interests of the acquiring corporation or entity are owned directly or indirectly, by the shareholders of the Company generally prior to the transaction; or

(ii)	There is a report filed on Schedule 13D or Schedule 14D-1 (or any successor schedule, form or report), each as promulgated pursuant to the Exchange Act, disclosing that any person (as the term “person” is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act (a “Person”)) has become the beneficial owner (as the term “beneficial owner” is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act (a “Beneficial Owner”)) of securities representing 20% or more of the combined voting power of the then-outstanding voting securities of the Company; or

(iii)	The individuals who, at the beginning of any period of two consecutive calendar years, constituted the Directors of the Company cease for any reason to constitute at least a majority thereof unless the nomination for election by the Company’s stockholders of each new Director of the Company was approved by a vote of at least two-thirds of the Directors of the Company still in office who were Directors of the Company at the beginning of any such period; or

(iv)	There shall be an announcement of the intent of any Person to commence a tender offer or exchange offer to acquire (when added to any shares as to which such Person is the beneficial owner immediately prior to such tender or exchange offer) beneficial ownership of 30% or more of the combined voting power of the then-outstanding voting securities of the Company; or

(v)	The Board determines that (A) any particular actual or proposed merger, consolidation, reorganization, sale or transfer of assets, accumulation of shares or tender offer for shares of the Company or other transaction or event or series of transactions or events will, or is likely to, if carried out, result in a Change in Control falling within Subsections (i), (ii), (iii) or (iv) and (B) it is in the best interests of the Company and its shareholders, and will serve the intended purposes of this Agreement, if the provisions of paragraph 7(a) of this Agreement shall thereupon become immediately operative.

(vi)	Notwithstanding the foregoing provisions of this Section (7)(b):

(A)	If any such merger, consolidation, reorganization, sale or transfer of assets, or tender offer or other transaction or event or series of transactions or events mentioned in Section (7)(b)(v) shall be abandoned, or any such accumulations of shares shall be dispersed or otherwise resolved, the Board may, by notice to the Employee, nullify the effect thereof and reinstate the award as previously in effect, but without prejudice to any action that may have been taken prior to such nullification.

(B)	Unless otherwise determined in a specific case by the Board, a “Change in Control” shall not be deemed to have occurred for purposes of Section (7)(b)(ii) or (7)(b)(iv) solely because (X) the Company, (Y) a Subsidiary, or

(Z) any Company-sponsored employee stock ownership plan or any other employee benefit plan of the Company or any Subsidiary either files or becomes obligated to file a report or a proxy statement under or in response to Schedule 13D, Schedule 14D-1, Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) under the Exchange Act disclosing beneficial ownership by it of shares of the then-outstanding voting securities of the Company, whether in excess of 20% or otherwise, or because the Company reports that a change in control of the Company has occurred or will occur in the future by reason of such beneficial ownership.

8. Restrictions on Transfer. All rights to payment of Performance Shares shall be nontransferable other than by will or by the laws of descent and distribution in accordance with Section 9.

9. Beneficiary Designation. Employee may designate any beneficiary or beneficiaries (contingently or successively) to whom Performance Shares are to be paid if Employee dies during the Performance Period (or prior to receiving the payment of any Performance Shares earned for a Performance Period completed prior to his death), and may at any time revoke or change any such designation. Absent such designation, any payment due to Employee under this Agreement upon Employee’s death will be payable to Employee’s estate. The designation of a Beneficiary will be effective only when Employee has delivered a completed Designation of Beneficiary form to the Company’s Secretary. A successive designation of Beneficiary will revoke a prior designation.

10. Withholding of Taxes. If Performance Shares awarded and earned pursuant to this Agreement are paid in Common Shares, then any taxes which the Company determines are required to be withheld upon payment of such Common Shares will be satisfied by the Company withholding from the Common Shares otherwise deliverable to Employee such number of shares as has a fair market value equal to the minimum amount required to be withheld to satisfy Employee’s tax withholding obligation. The fair market value of each Common Share will be equal to (i) the closing price of Common Shares on the New York Stock Exchange for the first business day next following the last day of the Performance Period if Common Shares were traded on such day or, if none were then traded, the last prior day on which Common Shares were so traded, or (ii) if clause (i) does not apply, the fair market value of the Common Shares as determined by the Board. If Performance Shares awarded and earned pursuant to this Agreement are settled in cash, the Company shall deduct from any payment made any federal, state or local taxes of any kind required by law to be withheld with respect to such payments or take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes.

11. Successors. This Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets and business.

12. Disputes. The Board shall have full and exclusive authority to determine all disputes and controversies concerning the interpretation of this Agreement by a majority vote of the directors then in office.

13. Notices. All written notices and communications directed to the Company pursuant to this Agreement must be addressed to OMNOVA Solutions Inc., 175 Ghent Road, Fairlawn, Ohio 44333-3300; Attention: Secretary. All communications directed to Employee pursuant to this Agreement will be mailed to the Employee’s current address as recorded on the payroll records of the Company.

14. Plan Governs. Notwithstanding anything in this Agreement to the contrary, the terms of this Agreement shall be subject to the terms of the Plan, a copy of which may be obtained by the Employee from the office of the Secretary of the Company.

15. Governing Law. To the extent not preempted by federal law, this Agreement will be governed by and interpreted in accordance with the laws of the State of Ohio.

IN WITNESS WHEREOF, this Agreement has been executed by a duly authorized officer of the Company and by the Employee as of the      day of                     ,         .

OMNOVA Solutions Inc.

By:
Kevin M. McMullen
Chairman and Chief Executive Officer

Agreed to and accepted:

Employee

Sign and return one copy by                          ,          to OMNOVA Solutions Inc., 175 Ghent Road, Fairlawn, Ohio 44333-3300; Attention: Secretary.